EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Among

GOLD COAST SCUBA, LLC

THE LLC MEMBERS
(as defined herein)

LIVE BLUE, INC.

and

BROWNIE'S MARINE GROUP, INC.

Dated as of May 2, 2022

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

ARTICLE II

PURCHASE AND SALE

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND THE LLC MEMBERS

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE ACQUISITION SUB AND PURCHASER

ARTICLE V

ADDITIONAL AGREEMENTS

ARTICLE VI

INDEMNIFICATION

ARTICLE VII

TERMINATION

ARTICLE VIII

GENERAL PROVISIONS

EXHIBITS

1.01(a)	Assignment of Intellectual Property
1.01(b)	Assignment of Lease
1.01(c)	Assumption Agreement
1.01(d)	Bill of Sale and Assignment
1.01(e)	Employment Agreement
5.05	Non-Competition Agreements

SCHEDULES

1.01(a)	Closing Indebtedness
1.01(b)	Excluded Contracts
1.01(c)	Owned Intellectual Property
1.01(d)	Transferred Employee

ASSET PURCHASE AGREEMENT, dated as of May 2, 2022, by and among the Gold Coast Scuba, LLC, a Florida limited liability company (the "Seller"), Steven M. Gagas and William Frenier, the sole members of Seller (such members, the "LLC Members"), Live Blue, Inc., a Florida corporation (the "Acquisition Sub"), and Brownie's Marine Group, Inc., a Florida corporation (the "Purchaser").

WHEREAS, the Seller is a boutique PADI Five Star rated dive shop engaged in the business of providing recreational scuba diving training and education programs, equipment rental and purchase, dive travel and guided snorkeling tours, and dive club activities and events (the "Business"); and

WHEREAS, the Seller wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Business, including all right, title and interest of the Seller in and to the property and assets of the Business other than the Excluded Assets (as defined in Section 2.01(b)), and in connection therewith the Purchaser is willing to assume certain liabilities of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

"Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

"Agreement" or "this Agreement" means this Asset Purchase Agreement by and among the parties hereto (including the Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 8.07.

"Ancillary Agreements" means the Bill of Sale, Assignment of Lease, the Assignment of Intellectual Property, and the Assumption Agreement.

"Assignment of Intellectual Property" means the Assignment of Intellectual Property executed by the Seller and the Acquisition Sub on the date of this Agreement, and attached hereto as Exhibit 1.01(a).

"Assignment of Lease" means the Assignment of Lease executed by the Seller and the Acquisition Sub on the date of this Agreement with respect to the Leased Real Property, and attached hereto as Exhibit 1.01(b).

"Assumption Agreement" means the Assumption Agreement executed by the Seller and the Acquisition Sub on the date of this Agreement, and attached hereto as Exhibit 1.01(c).

"Bill of Sale" means the Bill of Sale and Assignment executed by the Seller on the date of this Agreement, and attached hereto as Exhibit 1.01(d).

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Pompano Beach, Florida.

"Cash" means all cash, cash equivalents and marketable securities held by the Seller. For avoidance of doubt, Cash shall be calculated to include (a) issued but uncleared checks and drafts and (b) checks and drafts deposited for the account of the Seller but not yet reflected as available.

"Cash Consideration Bank Account" means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing.

"Claims" means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

"Closing Indebtedness" means the aggregate amount of Indebtedness owed by the Seller as of the Closing to the Persons identified on the Closing Indebtedness Schedule attached hereto as Schedule 1.01(a).

"Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

"control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

"Conveyance Taxes" means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

"Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

"Employment Agreement" means the Employment Agreement, between the Acquisition Sub and the Transferred Employee, executed on the date of this Agreement, and attached hereto as Exhibit 1.01(e).

"Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Environment" means surface waters, groundwaters, soil, subsurface strata and ambient air.

"Environmental Claims" means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

"Environmental Laws" means all Laws, relating to pollution or protection of the environment, health, safety, natural resources or Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and damage to and the protection of natural resources.

"Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

"ERISA Affiliate" means with respect to a Person in question, any other Person that is (i) a member of a controlled group with such Person in question for purposes of Section 414(b) of the Code or (ii) under common control with such Person in question for purposes of Section 414(c) of the Code.

"Excluded Contracts" means the rights of any of the Seller or the LLC Members under the contracts, commitments and other agreements set forth on Schedule 1.01(b).

"Excluded Taxes" means (a) all Taxes relating to the Excluded Assets or Excluded Liabilities for any period; (b) all Taxes relating to the Purchased Assets, the Business or the Assumed Liabilities for any Pre-Closing Period; (c) all Taxes of the Seller or any other Person by reason of being a member of a consolidated, combined, unitary or affiliated group that includes the Seller or any of its respective present or past Affiliates, by reason of a tax sharing, tax indemnity or similar agreement entered into by a Seller or any of its present or past Affiliates (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken by a Seller or any of its present or past Affiliates; (e) Taxes imposed on the Acquisition Sub or the Purchaser or any of their Affiliates as a result of any breach of warranty or misrepresentation under Section 3.23, or breach by the Seller of any covenant relating to Taxes;

and (f) Conveyance Taxes subject to Section 5.13 hereof. For purposes of this Agreement, in the case of any Straddle Period, Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the date hereof.

"GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

"Governmental Authority" means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means (a) any substances defined, listed, classified or regulated as "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "pollutants," "solid wastes," "contaminants," "radioactive materials," "petroleum," "oils" or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

"Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practices); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (II) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (III) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (IV) otherwise to assure a creditor against loss; and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any

Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

"Indemnified Party" means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

"Indemnifying Party" means the Seller and the LLC Members pursuant to Section 7.02 or the Acquisition Sub pursuant to Section 7.03, as the case may be.

"Intellectual Property" means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets, know-how and invention rights.

"Inventories" means all inventory, merchandise, finished goods, raw materials, supplies, purchased parts and other personal property related to the Business and maintained, held or stored by or for the Seller at the Closing, and any prepaid deposits for any of the same.

"IRS" means the Internal Revenue Service of the United States.

"Law" means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment.

"Leased Real Property" means the real property located at 259 Commercial Blvd, Suite 2, and Suite 3, Lauderdale-By-The-Sea, FL 33308 leased by the Seller, as tenant, and that is related to the Business, together with, to the extent leased by the Seller (in connection with the Business), all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller (related to the Business) attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

"Licensed Intellectual Property" means Intellectual Property licensed to a Seller pursuant to the Transferred IP Agreements.

"Material Adverse Effect" means any circumstance, change in or effect on the Business, the Purchased Assets, or the Seller that, individually or in the aggregate with all other circumstances, changes in or effects on the Business, the Purchased Assets, or the Seller: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities

(including contingent liabilities), employee or independent contractor relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business or (b) is reasonably likely to materially and adversely affect the ability of the Acquisition Sub or the Purchaser to operate or conduct the Business in the manner in which it is currently or contemplated to be operated or conducted by the Seller; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term "Material Adverse Effect": (i) events, circumstances, changes or effects that generally affect the industries in which the Seller operates the Business (including legal and regulatory changes), except to the extent the Seller, the Business or the Transferred Assets are disproportionately affected thereby, or (ii) changes arising from the consummation of the transactions in accordance with the terms of this Agreement or the announcement of the execution of this Agreement; provided, further, however, and notwithstanding anything to the contrary set forth in this "Material Adverse Effect" definition, any epidemic, plague, pandemic, or other outbreak of illness or public health event, including COVID-19, and any governmental orders, lock-downs, legal and regulatory changes related to such epidemic, plague, pandemic or other outbreak of illness or public health event, including COVID-19, are specifically excluded from clause (i) above and shall be considered in determining whether a "Material Adverse Effect" has occurred.

"Owned Intellectual Property" means all Intellectual Property, including the trademarks, trade names, copyrights and domain names set forth on Schedule 1.01(c), owned by a Seller and used in connection with the Business.

"Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which the Seller is not otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with GAAP, (b) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.

"Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"Pre-Closing Period" means any taxable period (or portion of a Straddle Period) ending on or prior to the date hereof.

"Property Taxes" means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the level of any item.

"Receivables" means any and all accounts receivable, notes and other amounts receivable from third parties (including costs and estimated earnings in excess of billings), including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

"Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

"Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

"Remedial Action" means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

"Straddle Period" means any taxable period beginning on or prior to and ending after the date hereof.

"Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

"Taxes" (each a "Tax") means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

"Transaction Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants to a party) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder approvals, any filing required by any Governmental Authority and all other matters related to the closing of the transactions contemplated by this Agreement.

"Transferred Employee" means the employee listed on Schedule 1.01(d).

"Transferred IP Agreements" means (a) licenses of Intellectual Property by third parties to the Seller, (b) agreements between the Seller and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet web sites, in each case, that are used in connection with the Business and (c) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property.

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
"Acquisition Sub"	Preamble
"Allocation"	2.03(c)
"Assumed Liabilities"	2.02(a)
"Balance Sheet".....................................	3.04(a)
"Business"	Recitals
"Cash Consideration"............................	2.03(a)(i)
"Closing"...	2.05
"Consideration Shares"	2.03(b)
"Common Stock"	2.03(b)
"Contingent Worker"	3.21
"ERISA"...	3.20(a)
"Exchange Act"	2.04(b)
"Excluded Assets".................................	2.01(b)
"Excluded Liabilities"	2.02(b)
"Leak-Out Restrictions"	5.04(a)
"Lease Documents"..............................	3.13(b)
"LLC Members"....................................	Preamble
"Loss"...	6.02
"Material Contracts"	3.11(a)
"Non-Assignable Contracts".................	5.03
"Plans"..	3.20(b)
"Purchaser"...	Preamble
"Purchase Price"...................................	2.03(b)
"Purchased Assets"	2.01(a)
"Purchaser Indemnified Party".............	6.02
"Purchaser	Preamble
"SEC"	2.04(b)
"SEC Reports"	4.05
"Securities Act"	2.04(a)
"Seller"	Preamble
"Seller Indemnified Party"....................	6.03(a)
"Tangible Personal Property"...............	3.14(a)
"Tangible Personal Property Agreements"	3.14(b)
"Third Party Claim"	6.05(b)

SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(d) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its successors and permitted assigns; and

(i) the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of Purchased Assets. (a) Upon the terms and subject to the conditions of this Agreement the Seller hereby sells, assigns, transfers, conveys and delivers to the Acquisition Sub, free and clear of all Encumbrances except for Permitted Encumbrances, and the Acquisition Sub hereby, by the Purchaser's payment of the Purchase Price, purchases from the Seller all the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by the Seller or to which the Seller is directly or indirectly entitled and, in any case, belonging to or used or intended to be used in the Business, other than the Excluded Assets (the assets to be purchased by the Purchaser being referred to as the "Purchased Assets"), including the following:

(i) all rights in respect of the Leased Real Property, including all rights of the Seller under all Lease Documents listed on Section 3.13(b) of the Disclosure Schedule related to such Leased Real Property;

(ii) all Tangible Personal Property, not otherwise included in clause (i) above;

(iii) all Inventories;

(iv) all books of account, general, financial, Tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any rights thereto owned, associated with or employed by the Seller in connection with the Business other than the organizational documents, minute and stock record books (or other ownership record) and the corporate seals, if any, of the Seller;

(v) the goodwill of the Seller relating to the Business;

(vi) all the Seller's right, title and interest in, to and under the Owned Intellectual Property and the Transferred IP Agreements, copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof;

(vii) all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind (including any such items relating to the payment of Taxes and any rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) related to the Business pertaining to, arising out of and inuring to the benefit of the Seller;

(viii) all sales and promotional literature, customer lists and other sales-related materials related to the Business owned, used, associated with or employed by the Seller as of the Closing;

(ix) all rights of the Seller under all Material Contracts and any other contracts, licenses, sublicenses, leases, agreements, arrangements, sales and purchase orders, and under all bids and offers related to the Business (to the extent such offers are transferable);

(x) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by the Seller in connection with, or required for, the Business (to the extent transferable);

(xi) all Tax Returns relating to the Purchased Assets or the Business; and

(xii) all the Seller's right, title and interest at the Closing in, to and under all other assets, rights and claims of every kind and nature used or intended to be used in the operation of, or residing with, the Business.

(b) Notwithstanding anything in Section 2.01(a) to the contrary, the Purchased Assets shall exclude the following assets and properties owned by the Seller (the "Excluded Assets"):

(i) the Cash Consideration Bank Account;

(ii) all rights of the Seller under this Agreement and the Ancillary Agreements;

(iii) all accounts payable relating to the Business or any operation or ownership of the Purchased Assets prior to the date hereof;

(iv) all Excluded Contracts; and

(v) all Cash.

SECTION 2.02. Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions of this Agreement the Acquisition Sub hereby assumes and agrees to pay, perform and discharge the following Liabilities of the Seller, except for the Excluded Liabilities (the "Assumed Liabilities"):

(i) all current Liabilities, (other than Indebtedness), arising out of or relating primarily to the Business and incurred in the ordinary course of business, but only to the extent such Liabilities are reflected as current liabilities on the Seller's balance sheet, and arise in the ordinary course of business, and are not otherwise excluded herein, as of the date hereof; and

(ii) all Liabilities of the Seller arising under contracts, licenses, sublicenses, leases, agreements, and other arrangements, including the Material Contracts, to the extent related to the Business and assumed by the Acquisition Sub (other than Liabilities or obligations attributable to any failure by the Seller to comply with the terms thereof).

(b) Notwithstanding subsection (a) above, the Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Acquisition Sub shall not assume or have any responsibility for, all Liabilities of the Seller as of the date hereof other than the Assumed Liabilities (the "Excluded Liabilities"), including:

(i) all Excluded Taxes;

(ii) all Liabilities arising out of or relating to the Excluded Assets;

(iii) all Liabilities pursuant to Environmental Law arising out of or relating to any action, event, circumstance or condition related to the Business or the Leased Real Property, in each case occurring or existing on or before the Closing, including: (A) any Release of any Hazardous Material into the Environment on or before the Closing at, to or from the Leased Real Property or any property formerly owned, leased, used or occupied by the Business (and any additional migration of such Hazardous Material after the Closing); (B) any transportation, disposal or discharge, or the arrangement for such activities, on or before the Closing, of any Hazardous Material originating at the Leased Real Property or any property formerly owned, leased, used or occupied by the Business to or at any location (and any additional transportation, disposal or discharge of such Hazardous Material after the Closing); and (C) any noncompliance with or violation of any applicable Environmental Law or Environmental Permit relating in any way to the Business on or before the Closing (and any continuation of such noncompliance or violation after the Closing);

(c) (A) all Liabilities of the Seller relating to the Plans or arising under Title IV of ERISA or the joint and several liability provisions of the Code governing the Plans or (B) arising from or in connection with the employment, retention or termination of any (1) former employee, independent contractor, consultant or director of the Seller, and (2) current employee or independent contractor of the Seller on or prior to the date hereof, including, without limitation, any Liabilities arising from or in connection with the transactions contemplated by this Agreement, other than the liabilities of the Seller expressly assumed by the Acquisition Sub pursuant to Section 2.02(a) of this Agreement;

(i) all Indebtedness.

SECTION 2.03. Purchase Price; Allocation of Purchase Price. The purchase price for the Purchased Assets shall be an aggregate of up to $150,000, as follows:

(a) $30,000 (the "Cash Consideration"). The Purchaser shall deduct from the Cash Consideration any amounts required to be withheld and deducted under the Code or other applicable Tax Law. Any amounts so deducted shall be remitted by the Purchaser to the appropriate Governmental Authority on a timely basis. Such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

(b) $120,000, by the issuance to the LLC Members of such number of shares (collectively, the "Consideration Shares", together with the "Cash Consideration", the "Purchase Price") of the Purchaser's common stock, par value $0.0001 per share ("Common Stock"), as is calculated based on the closing price of a share of the Purchaser's Common Stock on the OTC Markets for the day prior to the date of this Agreement with each LLC Member receiving a pro rata portion of the Consideration Shares based upon the total number of membership interests held by such LLC Member.

(c) The sum of the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets as of the Closing in accordance with an allocation prepared by the Acquisition Sub in accordance with Section 1060 of the Code and the Regulations thereunder (and any similar provision of other Tax Law, as appropriate) (the "Allocation"). The Acquisition Sub shall deliver the Allocation to the LLC Members within ninety (90) days after the date hereof. Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the Allocation in a manner consistent with Section 1060 of the Code and the Regulations thereunder. For all Tax purposes, the Acquisition Sub, the Purchaser, the Seller and the LLC Members agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. The Seller and LLC Members shall timely and properly prepare, execute, file and deliver all documents, forms and other information as the Acquisition Sub or the Purchaser may reasonably request to prepare the Allocation.

SECTION 2.04. Exemption from Registration; Rule 144

(a) Purchaser intends that the Consideration Shares will be issued in transactions exempt from registration under the Securities Act of 1933, as amended ("Securities

Act"), by reason of Section 4(a)(2) of the Securities Act, and will be "restricted securities" within the meaning of Rule 144 under the Securities Act, and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (ii) an exemption from such registration exists and if requested, the holder of such securities delivers an opinion of counsel to the Purchaser, which counsel and opinion are satisfactory to the Purchaser, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws; and the certificates representing such shares will bear an appropriate legend and restriction on the books of Purchaser's transfer agent to that effect.

(b) The Purchaser shall timely file the reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations adopted by the Securities and Exchange Commission (the "SEC") thereunder in accordance with the requirements of the Securities Act and the Exchange Act, and shall take such further action to make available adequate current public information with respect to the Purchaser meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable the LLC Members to sell their respective Consideration Shares at all times following any applicable holding period under Rule 144 and subject to, without limitation, the Leak-Out Restrictions in Section 5.04 of this Agreement without registration under the Securities Act in accordance with the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

SECTION 2.05. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement is taking place at a closing (the "Closing") being held at the offices of The Crone Law Group PC in New York, New York, simultaneously with the execution of this Agreement.

SECTION 2.06. Deliveries by the Seller and the LLC Members. Simultaneously with the execution of this Agreement, the LLC Members, has delivered or caused to be delivered to the Purchaser:

(a) duly executed counterparts of each Ancillary Agreement to which any of the Seller or the LLC Members is a party;

(b) duly executed counterparts to the Employment Agreement;

(c) duly executed counterparts to the Non-Competition Agreements;

(d) all authorizations and consents to the Assignment of Lease set forth on Schedule 1.01(b);

(e) the duly executed payoff letter(s) with respect to the payment of all Closing Indebtedness;

(f) a receipt for the Cash Consideration;

(g) a true and complete copy, certified by the Secretary or an Assistant Secretary or a duly authorized manager of the Seller, as applicable, of the resolutions duly and validly adopted by the Board of Directors or duly authorized managers of the Seller, as applicable, and the LLC Members evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(h) a true and complete list of customers and suppliers in accordance with the terms of Section 5.01(c)(i) and (i); and

(i) evidence of the termination, effective as of the Closing, of all Encumbrances, except for Permitted Encumbrances.

SECTION 2.07. Deliveries by the Acquisition Sub and the Purchaser. Simultaneously with the execution of this Agreement, the Acquisition Sub or the Purchaser, as appropriate, has delivered to the Seller:

(a) the Cash Consideration, by wire transfer in immediately available funds to the Cash Consideration Bank Account;

(b) a copy of the transfer agent instruction letter from Purchaser that instructs Purchaser's stock transfer agent to issue the Consideration Shares in book entry form to the LLC Members;

(c) duly executed counterparts of each Ancillary Agreement to which the Purchaser or the Acquisition Sub is a party;

(d) duly executed counterparts of the Employment Agreement;

(e) duly executed counterparts of the Non-Competition Agreements;

(f) a true and complete copy, certified by the Secretary or an Assistant Secretary or a duly authorized manager of the Acquisition Sub, of the resolutions duly and validly adopted by the Board of Directors or duly authorized managers of the Acquisition Sub evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby; and

(g) a true and complete copy, certified by the Secretary or an Assistant Secretary or a duly authorized manager of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE LLC MEMBERS

As an inducement to the Purchaser to enter into this Agreement, the Seller and the LLC Members, on a joint and several basis, hereby represent and warrant to the Acquisition Sub and the Purchaser as follows:

SECTION 3.01. Organization, Authority and Qualification of the Seller and Authority of the LLC Members. (a) The Seller is a duly organized, validly existing limited liability company and is in good standing under the laws of the State of Florida and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which the Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in the jurisdiction in which the properties leased by it or the operation of its business makes such licensing or qualification necessary. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller and the LLC Members, as applicable. This Agreement and the Ancillary Agreements to which the Seller is a party have been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement and the Ancillary Agreements to which the Seller is a party constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

(b) The LLC Members have all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which such LLC Member is a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which such LLC Member is a party have been duly executed and delivered by such LLC Member, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement and the Ancillary Agreements to which such LLC Member is a party constitute, legal, valid and binding obligations of such LLC Member, enforceable against such LLC Member in accordance with their respective terms.

SECTION 3.02. No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller and the LLC Members and the consummation of the transactions contemplated hereby and thereby do not (a) to the extent applicable, violate, conflict with or result in the breach of any provision of the Articles of Organization or Operating Agreement (or similar organizational documents) of the Seller or (b) except as set forth in Section 3.02(b) of the Disclosure Schedule conflict with or violate (or cause an event which could have an adverse effect as a result of) any Law or Governmental Order applicable to the LLC Members, the Seller, or any of the Seller's assets, properties or businesses, including the Business, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased

Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller or an LLC Member is a party or by which any of the Purchased Assets is bound or affected.

SECTION 3.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller and each LLC Member do not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority. Neither the Seller nor the LLC Members know of any reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not be received.

SECTION 3.04. Financial Information; Books and Records. (a) True and complete copies of the Tax Returns with respect to the Seller, the Purchased Assets or the Business (including any consolidated, combined or unitary Tax Return that includes the Seller, the Purchased Assets, or the Business) for each of the two years ended as of 2019 and 2020, have been delivered by the Seller to the Purchaser. True and complete copies of the balance sheet of the Business for the fiscal year ended as of 2021 and the related statements of income, changes in members' equity and cash flows for the Business (the "Balance Sheet") has been delivered by the LLC Members to the Purchaser. The Balance Sheet (I) was prepared in accordance with the books of account and other financial records of the Seller, (II) presents fairly the financial condition and results of operations of the Business as of the date thereof or for the period covered thereby, (III) was prepared in accordance with GAAP applied on a basis consistent with the past practices of the Seller, and (IV) includes all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Business and the results of the operations of the Business as of the date thereof or for the period covered thereby.

(b) The books of account and other financial records of the Business (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Seller, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in accordance with good business and accounting practices.

SECTION 3.05. Absence of Undisclosed Liabilities. There are no Liabilities of the Business, other than Liabilities (a) reflected on the Tax Returns or the Balance Sheet, (b) set forth in Section 3.05 of the Disclosure Schedule or (c) incurred since December 31, 2021 in the ordinary course of business, consistent with past practice, of the Seller.

SECTION 3.06. Receivables. As of the date hereof the Seller has no Receivables. Since December 31, 2021, in a manner consistent with historical practices, the Seller has had no Receivables.

SECTION 3.07. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since December 31, 2021, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since December 31, 2021, none of the Seller or the LLC Members have:

(a) permitted or allowed any of the Purchased Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(b) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance related to the Business, or paid or otherwise discharged any Liability related to the Business, other than current liabilities reflected in the books and records of the Business and current liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2021;

(c) made any change in any method of accounting or accounting practice or policy used by the Seller;

(d) amended, terminated, cancelled or compromised any material claims of the Seller or waived any other rights of substantial value to the Seller;

(e) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property) of the Seller, other than in the ordinary course of business consistent with past practice;

(f) made any capital expenditure or commitment for any capital expenditure, in each case relating to the Business;

(g) made any material change in the customary methods of operations of the Business, including practices and policies relating to purchasing, Inventories, marketing, selling and pricing;

(h) made, revoked or changed any Tax election or method of Tax accounting, amended any Tax Return or filed any claim for refund or settled or compromised any liability with respect to Taxes;

(i) incurred any Indebtedness relating to the Business;

(j) made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person in connection with the Business;

(k) failed to pay any creditor any material amount owed to such creditor when due;

(l) (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, change of control, retention, severance, pension or other benefits payable by the Seller to the Transferred Employee, including any increase or change pursuant to any Plan, (ii) established, adopted, terminated, amended or increased or promised to increase any benefits under any Plan, in either case except as required by Law and involving ordinary increases consistent with the past practices of the Seller;

(m) entered into any agreement, arrangement or transaction relating to the Business with any of its directors, officers, members, managers, employees, independent contractors or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(n) terminated, discontinued, closed or disposed of any facility or business operation used in connection with the Business, or laid off any employees employed in connection with the Business or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

(o) (i) allowed any Permit or Environmental Permit relating to the Business to lapse or terminate or (ii) failed to renew any insurance policy, Permit or Environmental Permit that is scheduled to terminate or expire within forty-five (45) calendar days of the Closing;

(p) failed to maintain the facilities, property and equipment included in the Purchased Assets in good repair and operating condition, ordinary wear and tear excepted;

(q) suffered any casualty loss or damage with respect to any of the Purchased Assets which in the aggregate have a replacement cost of more than $1,500, whether or not such loss or damage shall have been covered by insurance;

(r) amended, modified or consented to the termination of any Material Contract or the Seller's rights thereunder;

(s) (i) abandoned, sold, assigned, or granted any security interest in or to any of the Owned Intellectual Property, Licensed Intellectual Property or Transferred IP Agreements, including failing (A) to perform or cause to be performed all applicable filings, recordings and other acts or (B) to pay or cause to be paid all required fees and taxes to maintain and protect its interest in such Intellectual Property, (ii) granted to any third party any license with respect to any Owned Intellectual Property or Licensed Intellectual Property, (iii) developed, created or invented any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to December 31, 2021), or (iv) disclosed, or allowed to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;

(t) suffered any Material Adverse Effect; or

(u) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.07 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.07, except as expressly contemplated by this Agreement and the Ancillary Agreements.

SECTION 3.08. <u>Litigation</u>. There are no Actions by or against the Seller or any of their respective Affiliates and relating to the Business or affecting any of the Purchased Assets or the Business pending before any Governmental Authority (or, to the best knowledge of the Seller after due inquiry, threatened to be brought by or before any Governmental Authority). None of the Seller, the LLC Members or any of the Seller's assets or properties, including the

Purchased Assets, are subject to any Governmental Order (nor, to the best knowledge of the Seller after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or could reasonably be expected to have an adverse effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.09. Compliance with Laws. Except as would not (i) adversely affect the ability of the Seller and the LLC Members to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) adversely affect the ability of the Seller or the LLC Members to conduct the Business, the Seller and the LLC Members have conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Seller and the LLC Members or any of their properties or assets, including the Purchased Assets, or the Business, and none of the Seller or the LLC Members (A) is in violation of any such Law or Governmental Order, (B) has received in the past ten years any notice of a violation of any such Law or Governmental Order or (C) has had in the past ten years any claims of a violation of any such Law or Governmental Order filed against it.

SECTION 3.10. Environmental and Other Permits and Licenses. (a) Except as would not be material to the Business:

(i) The Seller is in compliance with all applicable Environmental Laws and all Environmental Permits.

(ii) There has been no Release of any Hazardous Material on any of the Leased Real Property or, during the period of the Seller's lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Seller.

(iii) There are no Environmental Claims pending or threatened against the Seller or the Leased Real Property, and to the Seller's best knowledge after due inquiry there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

(iv) The Seller does not have any actual or alleged liability, whether fixed or contingent, relating to the Business under any Environmental Law.

(b) Neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

SECTION 3.11. Material Contracts. (a) Section 3.11(a) of the Disclosure Schedule lists each of the following contracts and agreements (including oral agreements) of the Seller relating to the Business (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of the Leased Real Property (including all Lease Documents listed or otherwise set forth in Section 3.13(b) of the Disclosure Schedule), all Transferred IP Agreements listed or otherwise set forth in Section 3.12(a) of the Disclosure Schedule, and all Tangible Personal Property

Agreements listed or otherwise set forth in Section 3.14(b) of the Disclosure Schedule, being "Material Contracts"):

(i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, other materials or personal property, with any supplier or for the furnishing of services to the Seller or otherwise related to the Business under the terms of which the Seller: (A) is likely to pay or otherwise give consideration of more than $1,500 in the aggregate during the calendar year ended December 31, 2021, (B) is likely to pay or otherwise give consideration of more than $1,500 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by the Seller without penalty or further payment and without more than thirty (30) days' notice;

(ii) each contract, agreement, invoice, sales order and other arrangement for the sale of goods or for the furnishing of services by the Seller that (A) is likely to involve consideration of more than $1,500 in the aggregate during the calendar year ended December 31, 2022, (B) is likely to involve consideration of more than $1,500 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by the Seller without penalty or further payment and without more than thirty (30) days' notice;

(iii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Seller is a party;

(iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Seller is a party;

(v) all contracts and agreements relating to Indebtedness of the Seller;

(vi) all contracts and agreements with any Governmental Authority to which the Seller is a party;

(vii) all contracts and agreements that limit or purport to limit the ability of the Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all contracts that grant or require, or purport to grant or require, exclusivity to or by the Seller with regards the purchase or distribution of products or to any services related to the Business;

(ix) all contracts and agreements between or among any of the Seller or the LLC Members (relating to the Business), on the one hand, and one or more Affiliates of any of the Seller or the LLC Members, on the other hand;

(x) all insurance policies relating to the Business or the Leased Real Property;

(xi) all contracts and agreements providing for benefits under any Plan; and

(xii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Seller or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

For purposes of this Section 3.11 and Sections 3.13, 3.14 and 3.16, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b) Each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect, (ii) is freely and fully assignable to the Acquisition Sub without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that any consents set forth in Section 3.02(b) of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. The Seller is not in breach of, or default under, any Material Contract.

(c) To the best knowledge of the Seller after due inquiry, no other party to any Material Contract is in breach thereof or default thereunder and the Seller has not received any notice of termination, cancellation, breach or default under any Material Contract.

(d) The Seller has made available to the Purchaser true and complete copies of all Material Contracts.

(e) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Purchased Assets.

SECTION 3.12. Intellectual Property. (a) Except as would not be material to the Business: Section 3.12(a) of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain names included in the Owned Intellectual Property, (ii) all Transferred IP Agreements, and (iii) other Owned Intellectual Property material to the Business.

(b) The Seller is the exclusive owner of the entire right, title and interest in and to the Owned Intellectual Property and has a valid license to use the Licensed Intellectual Property in connection with the Business. The Seller is entitled to use all Owned Intellectual Property and Licensed Intellectual Property in the continued operation of the Business without limitation, subject only to the terms of the Transferred IP Agreements. The Owned Intellectual Property and the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part, and, to the best knowledge of the Seller after due inquiry, are valid and enforceable.

(c) To the best knowledge of the Seller, no person is engaging in any activity that infringes, misappropriates or conflicts with any Owned Intellectual Property. The operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party, and there is no Action initiated by any other Person pending or, to the best knowledge of the Seller, threatened in writing, against the Seller or the LLC Members concerning the foregoing.

SECTION 3.13. Leased Real Property. (a) There is no material violation of any Law (including any building, planning or zoning law) relating to any of the Leased Real Property. The Seller has made available to the Purchaser true, legible, and complete copies of all the certificates of occupancy, environmental reports and audits, permits, other Encumbrances and other documents relating to or otherwise affecting the Leased Real Property, the operations of the Seller thereon or any other uses thereof. The Seller is in peaceful and undisturbed possession of the Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property for the purposes for which it is currently being used. The Seller has not leased any parcel or any portion of any parcel of Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement.

(b) Section 3.13(b) of the Disclosure Schedule sets forth a true and complete list of all leases relating to the Leased Real Property and any and all ancillary documents (the "Lease Documents") pertaining thereto (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates). With respect to each of such leases, the Seller has not exercised or given any notice of exercise of, nor has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease or sublease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation.

(c) To the best knowledge of the Seller after due inquiry, there are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the Leased Real Property.

(d) (i) The Leased Real Property is occupied under a valid and current certificate of occupancy or similar permit, (ii) the transactions contemplated by this Agreement and the Ancillary Agreements will not require the issuance of any new or amended certificate of occupancy, and (iii) there are no facts that would prevent the Leased Real Property from being occupied by the Acquisition Sub after the Closing in the same manner as occupied by the Seller immediately prior to the Closing.

(e) All improvements on the Leased Real Property constructed by or on behalf of the Seller or, to the best knowledge of the Seller, constructed by or on behalf of any other Person, were constructed in compliance with all applicable Laws affecting such Leased Real Property and wholly within the lot limits of such Leased Real Property.

(f) To the best knowledge of the Seller after due inquiry, no improvements on the Leased Real Property and none of the current uses and conditions thereof violate any Encumbrance, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Leased Real Property, other than those which

are transferable with the Leased Real Property, are required by any Governmental Authority having jurisdiction over the Leased Real Property.

(g) The rental set forth in the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

SECTION 3.14. Tangible Personal Property. (a) Section 3.14(a) of the Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property, including software (the "Tangible Personal Property") used in the Business.

(b) Section 3.14(b) of the Disclosure Schedule sets forth a true and complete list of all contracts, agreements, leases and subleases for and relating to Tangible Personal Property (the "Tangible Personal Property Agreements") and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).

(c) The Seller has the full right to exercise any renewal options contained in the leases to which the Seller is a party pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

SECTION 3.15. Owned Real Property. The Seller does not own any real property.

SECTION 3.16. Assets. (a) The Seller owns, leases or has the legal right to use all the properties and assets, including the Owned Intellectual Property, the Licensed Intellectual Property, the Transferred IP Agreements, the Leased Real Property and the Tangible Personal Property, used or intended to be used in the conduct of the Business, and, with respect to contract rights, enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by such Seller which is a party to such contract, agreement or arrangement (as such relate to the Business) or in or relating to the conduct of the Business, all of which properties, assets and rights constitute Purchased Assets except for the Excluded Assets. The Seller has good and marketable title to, or, in the case of any leased Purchased Assets, valid and subsisting leasehold interests in, all the Purchased Assets, free and clear of all Encumbrances, except (i) as set forth in Sections 3.13(b) and 3.16(a) of the Disclosure Schedule and (ii) Permitted Encumbrances.

(b) The Purchased Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since December 31, 2021, the Seller has caused the Purchased Assets to be maintained in accordance with good business practice, and all the Purchased Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used.

(c) Except as set forth in Sections 3.11(b), 3.12(b), 3.13(a), 3.16(a) and 3.16(c) of the Disclosure Schedule, the Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to the Acquisition Sub

without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Acquisition Sub will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Seller in the Purchased Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

SECTION 3.17. Customers. The Seller has not received any notice, has no facts indicating, and has no reason to believe that any customer of the Business, including, without limitation, any customer to be listed on Schedule 5.01(c) (i) as of the Closing, has ceased, or will cease, to use the products, equipment, goods or services of the Business, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

SECTION 3.18. Inventories. The Seller has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of any items held on consignment. The Seller is not under any obligation or liability with respect to accepting returns of Inventory in the possession of its customers other than in the ordinary course of business consistent with past practice. Section 3.18 of the Disclosure Schedule contains a complete list of the addresses in which the Inventories are located. The Inventories are in good and merchantable condition in all material respects and are suitable and usable for the purposes for which they are intended.

SECTION 3.19. Suppliers. The Seller has not received any notice, has no facts indicating, and has no reason to believe that any supplier of products or services to the Business has ceased or intends to cease doing business with the Seller or to materially alter the amount of the business they are presently doing with the Seller.

SECTION 3.20. Employee; Employee Benefit Matters. (a) Other than the Transferred Employee, the Seller has no employees.

(b) The Seller has no (i) employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and or any other bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Seller has any obligation or which are maintained, contributed to or sponsored by the Seller for the benefit of any current or former employee, officer or director of the Seller who performs or performed services with the Business, (ii) employee benefit plan for which the Seller could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) plan in respect of which the Seller could incur liability under Section 4212(c) of ERISA, and no (iv) contracts, arrangements or understandings between the Seller and any employee of the Seller, including any contracts, arrangements or understandings relating to the sale of the Purchased Assets (collectively, the "Plans"). There are no other employee benefit plans, including any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA)

or single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Seller or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Seller is a party, with respect to which the Seller has any obligation or which are maintained, contributed to or sponsored by the Seller for the benefit of any current or former employee, officer or director of the Seller who performs or performed services with the Business. The Seller has no express or implied commitment, (1) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (2) to enter into any contract or agreement to provide compensation or benefits to any individual, or (3) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law.

(c) Gross Ups. The Seller nor any of its Affiliates have any obligation to gross-up, indemnify or otherwise reimburse any Person for any income, excise or other tax incurred by such person pursuant to any applicable Law.

SECTION 3.21. Labor Matters. The Seller is not, or ever has been, a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Seller in connection with the Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Seller after due inquiry, threatened between the Seller and any of its employees employed in connection with the Business, and the Seller has not experienced any such controversy, strike, slowdown or work stoppage within the past five years; (c) there are no unfair labor practice complaints pending against the Seller before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees or independent contractors of any Seller; (d) the Seller is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes; (e) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by any Seller in connection with the Business; (f) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Seller has employed or currently employs any Person in connection with the Business; and (g) the Seller has not misclassified any person as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the Business (each a "Contingent Worker") and no Contingent Worker has been improperly excluded from any Plan.

SECTION 3.22. Certain Interests. No member, officer, manager or director of the Seller and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such member, officer or director:

(a) has any direct or indirect financial interest in any competitor, supplier or customer of the Business; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(b) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property that any Seller uses or has used in the conduct of the Business; or

(c) except as set forth in Section 3.22 of the Disclosure Schedule, has outstanding any Indebtedness to any Seller.

SECTION 3.23. Taxes. (a) All Tax Returns required to be filed by or with respect to each of the Seller, the Purchased Assets or the Business (including any consolidated, combined or unitary Tax Return that includes the Seller) have been timely filed other than certain sales and use Tax Returns set forth in Section 3.23(a) of the Disclosure Schedule; (b) all Taxes required to be shown on such Tax Returns or otherwise due by or with respect to the Seller, the Purchased Assets or the Business have been timely paid; (c) all such Tax Returns (insofar as they relate to the Seller, the Purchased Assets or the Business) are true, correct and complete in all material respects; (d) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either relates to the Seller, the Purchased Assets or the Business or could result in liability of the Seller on the basis of joint and/or several liability) and, to the best knowledge of the Seller after due inquiry, no basis exists for any such adjustment; (e) except for certain pending employment Tax Actions set forth in Section 3.23(e) of the Disclosure Schedule, there are no pending or, to the best knowledge of the Seller after due inquiry, threatened Actions for the assessment or collection of Taxes against any of the Seller, the Purchased Assets or the Business or any Person that was included in the filing of a Tax Return with a Seller on a consolidated, combined or unitary basis; (f) there are no Tax liens on any of the Purchased Assets; (g) except for certain employment Tax inquiries set forth in Section 3.23(g) of the Disclosure Schedule, there are no requests for information outstanding that could affect the Taxes relating to the Business; (h) the Seller has not received any notice or inquiry from any jurisdiction where the Seller does not currently file Tax Returns to the effect that such filings may be required with respect to the Business or that the Business may otherwise be subject to taxation by such jurisdiction; (i) the Seller has properly and timely withheld, collected or deposited all amounts required to be withheld, collected or deposited in respect of Taxes and timely and properly paid all such amounts to the appropriate Governmental Authority; (j) there are no Tax investigations, inquiries or audits by any Tax authority in progress relating to the Purchased Assets or the Business, nor has the Seller received any written notice indicating that a Governmental Authority intends to conduct such an audit or investigation; (k) the Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (l) for all Tax Returns for which the Seller has elected to be treated as an S corporation under the Code, such election has been a valid and in compliance with the Code.

SECTION 3.24. Insurance. (a) The Seller has delivered to Purchaser true and complete copies of all insurance policies related to the Business, including all insurance policies required to be held pursuant to the Lease Documents. All material assets, properties and risks of the Seller relating to the Business are, and for the past ten years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Seller with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Seller.

(b) To the best of Seller's knowledge after due inquiry, there have been no claims for which coverage has been denied by any of Seller's insurance companies.

SECTION 3.25. Certain Business Practices. The Seller nor any of its directors, officers, managers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Seller or any officer, director, partner, employee, independent contractor, or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee, independent contractor or agent, in respect of the Business.

SECTION 3.26. Securities Representations. (a) Investment Purposes. Each LLC Member is acquiring the Consideration Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part in any transactions that would be in violation of the Securities Act or any state securities or "blue-sky" laws. No other Person has a direct or indirect beneficial interest in, and such LLC Member does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to, the Consideration Shares or any part thereof that would be in violation of the Securities Act or any state securities or "blue-sky" laws or other applicable Law.

(b) No General Solicitation. No LLC Member is receiving the Consideration Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or presented at any seminar or similar gathering; or any solicitation of a subscription by a Person, other than Purchaser personnel, previously known to such LLC Member.

(c) No Obligation to Register Shares. Each LLC Member understands that the Purchaser is under no obligation to register the Consideration Shares under the Securities Act, or to assist such LLC Member in complying with the Securities Act or the securities laws of any state

of the United States or of any foreign jurisdiction. Each LLC Member understands that the Consideration Shares must be held indefinitely unless the sale thereof is subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration are available. All certificates evidencing the Consideration Shares will bear a legend stating that the Consideration Shares have not been registered under the Securities Act or state securities laws and they may not be transferred or resold unless they are registered under the Securities Act and applicable state securities laws or exempt therefrom.

(d) Investment Experience. Each LLC Member, or such LLC Member's professional advisor, has such knowledge and experience in finance, securities, taxation, investments and other business matters as to evaluate investments of the kind described in this Agreement and the Ancillary Agreements. By reason of the business and financial experience of such LLC Member or its professional advisor, such LLC Member can protect its own interests in connection with the transactions described in this Agreement and any Ancillary Agreements. Each LLC Member is able to afford the loss of its entire investment in the Consideration Shares.

(e) Exemption from Registration. Each LLC Member acknowledges its understanding that the offering and sale of the Consideration Shares is intended to be exempt from registration under the Securities Act. In furtherance thereof, in addition to the other representations and warranties of the LLC Members made herein, each LLC Member further represents and warrants to and agrees with the Purchaser as follows:

(i) Such LLC Member has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to the Consideration Shares;

(ii) Such LLC Member has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Shares;

(iii) Such LLC Member has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain additional information concerning the Purchaser and all other information to the extent the Purchaser possesses such information or can acquire it without unreasonable effort or expense; and

(iv) Such LLC Member has reviewed the documents filed by the Purchaser with the SEC and has also considered the uncertainties and difficulties frequently encountered by companies such as the Purchaser.

(f) No Reliance. Other than as set forth herein, no LLC Member is relying upon any other information, representation or warranty by the Purchaser or any officer, director, stockholder, agent or representative of the Purchaser in determining to invest in the Consideration Shares. Each LLC Member has consulted, to the extent deemed appropriate by such LLC Member, with such LLC Member's own advisers as to the financial, tax, legal and related matters concerning an investment in the Consideration Shares and on that basis believes that its investment in the Consideration Shares is suitable and appropriate for such LLC Member.

(g) No Governmental Review. Each LLC Member is aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the Consideration Shares or the Purchaser, or (iii) guaranteed or insured any investment in the Consideration Shares or any investment made by the Purchaser.

SECTION 3.27. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION SUB AND PURCHASER

As an inducement to the Seller to enter into this Agreement, the Acquisition Sub and Purchaser, on a joint and several basis, hereby represent and warrant to the Seller and the LLC Members as follows:

SECTION 4.01. Organization and Authority of the Acquisition Sub and Purchaser. The Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and the Purchaser is a corporation duly organized validly existing and in good standing under the laws of the State of Florida and each of the Acquisition Sub and the Purchaser has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Acquisition Sub and the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by each of the Acquisition Sub and the Purchaser of its obligations hereunder and thereunder and the consummation by each of the Acquisition Sub and the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Acquisition Sub and the Purchaser. This Agreement and the Ancillary Agreements to which each of the Acquisition Sub and the Purchaser is a party have been duly executed and delivered by the Acquisition Sub and the Purchaser, as the case may be, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement and the Ancillary Agreements to which either the Acquisition Sub and the Purchaser is a party constitute, legal, valid and binding obligations of the Acquisition Sub and the Purchaser, as the case may be, enforceable against the Acquisition Sub and the Purchaser in accordance with their respective terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar Laws, rules or regulations affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Seller or the LLC Members, the execution, delivery and performance by each of the Acquisition Sub and the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not (a) violate, conflict with or result in the breach of any

provision of the Certificate of Incorporation or Bylaws of the Acquisition Sub or the Certificate of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Acquisition Sub or the Purchaser, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Acquisition Sub or the Purchaser is a party, which would materially adversely affect the ability of the Acquisition Sub or the Purchaser, as the case may be, to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by each of the Acquisition Sub and the Purchaser of this Agreement and each Ancillary Agreement to which it is a party do not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

SECTION 4.04. Capital Structure. The authorized capital stock of the Purchaser consists of 1,000,000,000 shares of Common Stock, and 10,000,0000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"). As of the date hereof (before giving effect to the issuance of Consideration Shares pursuant to this Agreement): (i) 404,656,793 shares of Common Stock, and 425,000 shares of Preferred Stock, are issued and outstanding (not including shares held in treasury); and (ii) no shares of Common Stock or Preferred Stock are issued and held by the Purchaser in its treasury. All of the outstanding shares of capital stock of the Purchaser are, and all shares of capital stock of the Purchaser that may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No subsidiary of the Purchaser owns any shares of Common Stock. Except as set forth in the SEC Reports: (A) the Purchaser does not have outstanding, authorized, or in effect any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other agreements or obligations that could require the Purchaser to issue, sell, or otherwise cause to become outstanding any of its capital stock or other equity securities, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock or other equity securities; (B) there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any of its capital stock or other equity securities; (C) there are no outstanding or authorized stock appreciation, phantom equity, profit participation, or similar rights with respect to the Purchaser; (D) there are no dividends that have accrued or been declared but are unpaid on the capital stock of the Purchaser; and (E) there are no voting agreements, voting trusts, stockholder agreements, proxies, or other agreements or obligations in effect with respect to the voting, transfer, sale, issuance, redemption, repurchase, or registration of any shares of capital stock or other securities of the Purchaser.

SECTION 4.05. SEC Reports; Financial Statements. Purchaser has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects

with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to the SEC Reports. The financial statements included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments as permitted by the applicable rules and regulations of the SEC. To the Purchaser's knowledge, the Purchaser is in compliance in all material respects with all of the applicable rules of the OTC Markets. True, correct, and complete copies of all the SEC Reports are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC.

SECTION 4.06. Consideration Shares. As of the date hereof, all of the Consideration Shares are duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights. Upon delivery to the LLC Members of the certificates representing the Consideration Shares, the LLC Members will acquire good and valid title to such Consideration Shares, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

SECTION 4.07. Litigation. Except as set forth in the SEC Reports, no Action by or against the Acquisition Sub or the Purchaser is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.08. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquisition Sub and the Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Access to Information; Customers and Suppliers. (a) In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of five years after the Closing, the Acquisition Sub shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller's expense, photocopies), during normal business hours, to such books and records; provided, however, that the Acquisition Sub shall notify the LLC Members or the Seller, as appropriate, at least twenty (20) Business Days in advance of destroying any such books and records prior to the fifth anniversary of the Closing in order to provide the

Seller the opportunity to copy such books and records (at the Seller's sole cost and expense) in accordance with this Section 5.01(a).

(b) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing or for any other reasonable purpose, for a period of five years following the Closing, the Seller shall (i) retain the books and records which relate to the Business and its operations for periods prior to the Closing and which shall not otherwise have been delivered to the Acquisition Sub and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Acquisition Sub reasonable access (including the right to make photocopies, at the Acquisition Sub's expense), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Acquisition Sub at least twenty (20) Business Days in advance of the destruction by the Seller of any such books and records prior to the fifth anniversary of the Closing in order to provide the Acquisition Sub the opportunity to copy such books and records (at the Acquisition Sub's sole cost and expense) in accordance with this Section 5.01(b).

(c) The Seller shall deliver a true and complete list of (i) all customers of the Business that are or have been in the last twelve (12) calendar months material customers; and (ii) all suppliers of materials and providers of services to the Business as of the date hereof. After the Closing, and at the Purchaser's or the Acquisition Sub's request, the Seller and the LLC Members will use their reasonable best efforts to provide the Acquisition Sub with the following information, (A) repeat customers; (B) customers who attended an event hosted or sponsored by the Seller, to the extent that such attendance has been recorded by the Seller; (C) customers who have signed up for any preferred customer program, mailing list or other similar form of notification; and (C) any other customer that could be deemed significant in the Purchaser's or the Acquisition Sub's reasonable opinion.

SECTION 5.02. Confidentiality. (a) Each of the parties hereto shall use their best efforts and cause their respective Affiliates, officers, directors, employees, consultants, advisors and agents to use their respective best efforts to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of the Purchaser, the Acquisition Sub, or the Seller, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except to their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. If the Closing does not occur, (a) such confidence shall be maintained by the parties hereto, and each such party shall use its reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such party, its officers, directors or such other Persons in contravention of this Agreement), and (b) upon the request of any party, the other party shall promptly return to the requesting party any written materials remaining in its possession, which materials it has received from the requesting party or its representatives, together with any analyses or other written materials based upon the materials provided.

(b) From and after the Closing and until the fifth anniversary of the Closing, the Seller and the LLC Members shall, and shall cause their respective Affiliates to, hold, and shall

use its reasonable best efforts to cause its or their representatives to, hold in confidence any and all non-public or otherwise confidential information, whether written or oral, concerning the Business and the Seller. In the event that the Seller or any of the LLC Members or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such confidential information, the Seller or any such LLC Member shall provide notice to the Acquisition Sub in writing and consult with the Acquisition Sub regarding the disclosure of such information and use its commercially reasonable efforts to obtain any appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. In the event that such protective order or other remedy is not obtained, or the Acquisition Sub waives compliance with this Section 5.02, the Seller or any such LLC Member shall furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information. The Seller and the LLC Members shall promptly furnish (prior to, at, or as soon as practicable following, the date hereof) to the Acquisition Sub any and all copies (in whatever form or medium) of all such confidential information then in the possession of such Seller or LLC Member or any of their respective agents, representatives, Affiliates, employees, officers or directors and, except as otherwise required by Section 5.01(b), destroy any and all additional copies then in the possession of the Seller or any such LLC Member or any of their respective agents, representatives, Affiliates, employees, officers or directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this Section 5.02(b) shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, any LLC Member or any of their respective agents, representatives, Affiliates, employees, officers or directors; and provided, further, that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

SECTION 5.03. Regulatory and Other Authorizations; Notices and Consents. The Seller and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Business any right or benefit under lease, license, contract, commitment or other agreement or arrangement, not including those related to Leased Real Property, the Lease Documents or the Transferred IP Agreement, to which the Seller is a party is not obtained prior to the Closing (collectively, the "Non-Assignable Contracts"), then the Seller will, subsequent to the Closing, use its best efforts and cooperate with the Acquisition Sub and the Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller shall use its best efforts to provide the Acquisition Sub with the rights and benefits of the affected Non-Assignable Contract for the term of such Non-Assignable Contract, and, if the Seller provides such rights and benefits, the Acquisition Sub shall assume the obligations and burdens thereunder. Any such Non-Assignable Contract assigned pursuant to the terms of this Section 5.03 shall, when assigned, constitute a Purchased Asset hereunder from and after such date. Until such Non-Assignable Contract has been assigned pursuant to this Section 5.03, it shall be deemed an Excluded Asset.

SECTION 5.04. Leak-Out. (a) The following leak-out provisions will apply to all of the Consideration Shares received by the LLC Members pursuant to this Agreement (the "Leak-Out Restrictions"), such Leak-Out Restrictions commencing on the date hereof, as follows:

(i) Up to twenty-five percent (25%) of the Consideration Shares may be sold after a holding period of six (6) months after the date hereof;

(ii) an additional twenty-five percent (25%) of the Consideration Shares may be sold after a holding period of nine (9) months after date hereof; and

(iii) an additional fifty percent (50%) of the Consideration Shares may be sold after a holding period of twelve (12) months after the date hereof.

(b) In the event that (i) the Purchaser is trading on either the NYSE American or NASDAQ, and (ii) has a rolling thirty-day average trading volume of $50,000 in trading volume per day, the Leak-Out Restrictions may be waived by prior written consent of the Purchaser after receipt of a written request by the LLC Members, which consent shall be granted at the sole discretion of Purchaser; provided, however, that if Purchase so consents, (A) only Consideration Shares in aggregation of up to five percent (5%) of the previous days total volume may be sold in one day by a LLC Member, and (B) the Consideration Shares can only be sold through executing trades "on the offer."

SECTION 5.05. Non-Competition. As an inducement to the Purchaser and the Acquisition Sub to enter into this Agreement, and as additional consideration for the Purchase Price to be paid to the Seller and LLC Members hereunder, the LLC Members have entered into non-competition agreements, effective as of the date hereof, and attached hereto as Schedule 5.05 (the "Non-Competition Agreements").

SECTION 5.06. Transferred Employee. (a) As of the Closing, the Seller shall take all necessary and appropriate actions to terminate the participation of the Transferred Employee under the Plans and the Transferred Employee shall cease to accrue any additional benefits under the Plans. The Acquisition Sub shall not be deemed a successor to any of the Plans. The Seller shall retain all assets and Liabilities under the Plans and shall remain obligated for all claims for benefits and benefit entitlements under the Plans.

SECTION 5.07. Use of Intellectual Property; Name Change. From and after the Closing, neither the Seller or the LLC Members, or any of their respective Affiliates, shall use, license or permit any third party to use any of the Owned Intellectual Property or any of the Licensed Intellectual Property. Within ten (10) Business Days after the date hereof, the Seller shall file all documentation necessary to change its name so as to comply with the requirements of this Section 5.07. Within thirty (30) Business Days after the date hereof, the Seller shall, and shall cause Seller's Affiliates to, remove from their respective assets, properties, stationery, literature and Internet website any and all Owned Intellectual Property. Seller agrees to cooperate with the Acquisition Sub and the Purchaser, and to execute and deliver such documents and other papers as the Acquisition Sub or the Purchaser may reasonably require, in connection with any change by the Acquisition Sub of its corporate name, trade name and any other corporate identifier to a

corporate name, trade name or other corporate identifier contained within the Owned Intellectual Property. In the event that the Seller or the LLC Members breach this Section 5.07, Acquisition Sub shall be entitled to seek specific performance of this Section 5.07 and to seek injunctive relief against further violations, as well as any other remedies at law or in equity available to the Acquisition Sub or the Purchaser.

SECTION 5.08. Excluded Liabilities. The Seller shall pay and discharge the Excluded Liabilities as and when they become payable.

SECTION 5.09. Bulk Transfer Laws. Each of the Acquisition Sub and the Seller hereby waives compliance by the other party with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Acquisition Sub (other than any obligations of the Seller with respect to the application of the proceeds therefrom). Pursuant to Article VI, the Seller Indemnified Parties have agreed to indemnify the Acquisition Sub against any and all liabilities (including any liabilities for Taxes of the Seller as a transferee or otherwise) which may be asserted by third parties against the Acquisition Sub as a result of any noncompliance by the Acquisition Sub and the Seller with any such law.

SECTION 5.10. Intercompany Arrangements. Prior to the date hereof, the Seller and the LLC Members have caused any contract or arrangement that is disclosed (or should have been disclosed) in Section 3.11(a)(ix) of the Disclosure Schedule, other than those contracts or arrangements set forth in Section 5.10 of the Disclosure Schedule, to be terminated.

SECTION 5.11. Payments on Behalf of Affiliates. Payments made or received by the Acquisition Sub or Purchaser pursuant to Article II, this Article V or Article VI hereof shall, in appropriate circumstances, be made on behalf of, or received in trust for the benefit of, the relevant Affiliate of the Acquisition Sub. The Acquisition Sub may direct to the Seller or the LLC Members in writing any such payment to be made by or to the appropriate Affiliate, and the Seller or the LLC Members shall comply with any such direction received at least two Business Days prior to the date such payment is due.

SECTION 5.12. Tax Cooperation and Exchange of Information. The parties hereto shall provide each other with such cooperation and information as either of them reasonably may request of the other in (a) filing any Tax Return, amended Tax Return or claim for refund relating to the Purchased Assets or the Business, (b) determining a liability for Taxes or a right to a refund of Taxes relating to the Purchased Assets or the Business, (c) participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Business, or (d) making representations to or furnishing information to parties subsequently desiring to purchase any part of the Purchased Assets or the Business from the Acquisition Sub or the Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents in their possession relating to rulings or other determinations by Tax authorities. The parties hereto shall make themselves (and their respective employees) available on a basis mutually convenient to both parties to provide explanations of any documents or information provided under this Section 5.12. Notwithstanding anything to the contrary in Section 5.01, the Seller shall retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in

the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for any Straddle Period and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the Purchaser in writing of such extensions for the respective Tax periods and (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Seller shall dispose of any such documents in its possession (or in the possession of the LLC Members), the Acquisition Sub shall be given the opportunity, after ninety (90) days' prior written notice, to remove and retain all or any part of such documents as the Acquisition Sub may select (at the Acquisition Sub's expense). Any information obtained under this Section 5.12 shall be kept confidential in accordance with Section 5.02, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 5.13. Conveyance Taxes. All Conveyance Taxes incurred as a result of the transactions contemplated hereby shall be paid by the Seller. The Seller, after review and consent by the Purchaser, shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or after the Closing. The Seller shall execute and deliver all instruments and certificates requested by the Purchaser that are necessary to comply with the foregoing.

SECTION 5.14. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.

SECTION 5.15. Proration of Taxes and Certain Charges. (a) Except as provided in Section 5.13, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the day before the date of this Agreement and ends after the date of this Agreement, whether imposed or assessed before or after the date of this Agreement, shall be prorated between the Seller and the Acquisition Sub as of the end of the date of this Agreement. If any Taxes subject to proration are paid by the Acquisition Sub, on the one hand, or the Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

(b) Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by the Seller for any period in which the Closing shall occur (including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel) shall be apportioned as of the Closing and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the date of this

Agreement. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the date of this Agreement.

(c) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the Closing shall occur shall be prorated so that the Seller shall not be entitled to that portion of any such installment applicable to any period from and after the date of this Agreement, and if the Acquisition Sub or the Seller, as the case may be, shall receive any such payments after the date of this Agreement, it shall promptly remit to such other party its share of such payments.

(d) The prorations pursuant to this Section 5.15 may be calculated after the Closing, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due; provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting the proration of any item obtains the information required to calculate such proration.

SECTION 5.16. Insurance Cooperation. The Seller and the LLC Members will cooperate with the Acquisition Sub and the Purchaser in connection with obtaining insurance coverage with respect to any claim that arose prior to the date of this Agreement that is or should be covered by an insurance policy of the Seller.

ARTICLE VI

INDEMNIFICATION

SECTION 6.01. Survival of Representations and Warranties. (a) The representations and warranties of the Seller and the LLC Members contained in this Agreement and the Ancillary Agreements shall survive the Closing until the third anniversary of the Closing; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01 (Organization, Authority and Qualification), 3.16 (Assets), 3.26 (Securities Representations) and 3.27 (Brokers) shall survive indefinitely, (ii) the representations and warranties dealing with Tax matters shall survive until ninety (90) days after the expiration of the relevant statute of limitations for the Tax liabilities in question, (iii) insofar as any claim is made by the Acquisition Sub or the Purchaser for the breach of any representation or warranty of the Seller or the LLC Members contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing or attributable to products sold or shipped, or activities or omissions that occur, on or prior to the Closing, such representations and warranties shall, for purposes of such claim by the Acquisition Sub or the Purchaser, survive until thirty (30) calendar days after the expiration of the applicable statute of limitations governing such claims, and (iv) insofar as any claim is made by the Acquisition Sub or the Purchaser for the breach of any representation or warranty of the Seller or the LLC Members contained herein relating to environmental matters, such representations and warranties shall, for purposes of such claims by the Acquisition Sub or the Purchaser, survive the Closing until the fifth anniversary of the Closing. Neither the period of survival nor the liability of the Seller or the LLC Members with respect to the Seller's and the LLC Members representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Acquisition Sub or the Purchaser. If written

notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Acquisition Sub or the Purchaser to the Seller or the LLC Members, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b) The representations and warranties of the Acquisition Sub and the Purchaser contained in this Agreement and the Ancillary Agreements shall survive the Closing until the third anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Sections 4.01 (Organization and Authority) and 4.08 (Brokers) shall survive indefinitely. Neither the period of survival nor the liability of the Acquisition Sub or the Purchaser with respect to the Acquisition Sub's or the Purchaser's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Seller or the LLC Members. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller or the LLC Members to the Acquisition Sub or the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 6.02. Indemnification by the Seller and the LLC Members. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") shall be indemnified and held harmless jointly and severally by the Seller and LLC Members for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

(a) the breach of any representation or warranty made by the Seller or the LLC Members contained in this Agreement or the Ancillary Agreements (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") or "Material Adverse Effect" set forth therein);

(b) the breach of any covenant or agreement by the Seller or the LLC Members contained in this Agreement or the Ancillary Agreements; or

(c) Liabilities, whether arising before or after the Closing, that are not expressly assumed by the Acquisition Sub or the Purchaser pursuant to this Agreement.

To the extent that the Seller's and the LLC Members' undertakings set forth in this Section 6.02 may be unenforceable, the Seller and the LLC Members shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

SECTION 6.03. Indemnification by the Acquisition Sub and the Purchaser. The Seller and the LLC Members and their respective Affiliates, officers, directors, agents, successors and assigns (each a "Seller Indemnified Party") shall be indemnified and held

harmless by the Acquisition Sub for and against any and all Losses, arising out of or resulting from:

(a) the breach of any representation or warranty made by the Acquisition Sub or the Purchaser contained in this Agreement or the Ancillary Agreements; or

(b) the breach of any covenant or agreement by the Acquisition Sub or the Purchaser contained in this Agreement or the Ancillary Agreements.

To the extent that the Acquisition Sub's undertakings set forth in this Section 6.03 may be unenforceable, the Acquisition Sub shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

SECTION 6.04. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims relating to Taxes: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 6.02(a) or 6.03(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $1,500 whereupon the Indemnifying Party shall be entitled to indemnification for the full amount of such Losses, and (b) the maximum amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of or resulting from the causes set forth in Section 6.02(a) or 6.03(a), as the case may be, shall be an amount equal to the Purchase Price. The provisions of this Section 6.04 shall not apply with respect to indemnification for Taxes.

SECTION 6.05. Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a "Third Party Claim") against it or which may give rise to a claim for a Loss under this Article VI, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VI. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the

same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

SECTION 6.06. Tax Treatment. The Seller and the Acquisition Sub agree that all payments made by either of them to or for the benefit of the other under this Article VI, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants shall be treated as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

ARTICLE VII

TERMINATION

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the LLC Members and the Purchaser.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith be of no further force or effect and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.02 and 8.01 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Expenses. Except as otherwise specified in this Agreement, all Transaction Expenses shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

(a) if to the Seller or the LLC Members:

[redacted]
Oakland Park, FL 33334

Attention: Steven Gagas

with a copy to:

[redacted]
Tamarac FL 33319

Attention: William Frenier

(b) if to the Acquisition Sub or the Purchaser:

Brownie's Marine Group, Inc.
3001 NW 25th Avenue, Suite 1
Pompano Beach, Florida 33069
Attention: Christopher Constable

with a copy to:

The Crone Law Group P.C.
1 East Liberty, Suite 600,
Reno, NV 89501
Email: jlaxague@cronelawgroup.com
Attention: Joe Laxgue, Esq.

SECTION 8.03. Public Announcements. None of the Seller or the LLC Members shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other

terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 8.05. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

SECTION 8.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser) and any such assignment or attempted assignment without such consent shall be null and void; provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Seller or the LLC Members.

SECTION 8.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 8.08.

SECTION 8.08. Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto, or (c) waive compliance with any of the agreements of any other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.09. No Third-Party Beneficiaries. Except for the provisions of Article VI relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 8.10. Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

SECTION 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of law provision or rule.

SECTION 8.12. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.12.

SECTION 8.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (".pdf")) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PURCHASER:

BROWNIE'S MARINE GROUP, INC.

By: /s/ Christopher Constable
Name: Christopher Constable
Title: Chief Executive Officer

ACQUISITION SUB:

LIVE BLUE, INC.

By: /s/ Christopher Constable
Name: Christopher Constable
Title: President

SELLER:

GOLD COAST SCUBA, LLC

By: */s/ William Frenier*
Name: William Frenier
Title: President

LLC MEMBERS:

By: */s/ Steven M. Gagas*
Name: Steven M. Gagas
Title: Managing Member

By: */s/ William Frenier*
Name: William Frenier
Title: Managing Member